UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 19, 2014

Intrawest Resorts Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36286	46-3681098
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1621 18th Street, Suite 300, Denver, Colorado 80202

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 749-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On September 19, 2014, Le Sommet Property Management Inc., a wholly-owned subsidiary of Intrawest Resorts Holdings, Inc. (the “Company”), acquired from Blue Mountain Resorts Holdings Inc. the 50% interest in Blue Mountain Ski Resort (“Blue”) that it did not already own, for CAD $58.0 million (the “Blue Acquisition”). In connection with and upon closing of the Blue Acquisition, the seller and purchaser executed a termination agreement terminating that certain Shareholders' Agreement governing ownership of the shares of Blue Mountain Resorts Limited, including a mutual release of the parties thereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the Blue Acquisition, pursuant to the Company’s Credit Agreement dated as of December 9, 2013 (the “Credit Agreement”), the Company requested certain incremental term loans having the terms and subject to the conditions set forth in an Incremental Amendment to the Credit Agreement dated as of September 19, 2014 (the “Incremental Amendment”). The proceeds of the incremental term loans were used to pay the consideration in respect of the Blue Acquisition, as well as pay certain fees, commissions and expenses related thereto, and for working capital. The Incremental Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Incremental Amendment is qualified in its entirety by reference to the full text of the Amendment.

 Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Incremental Amendment to the Credit Agreement dated September 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intrawest Resorts Holdings, Inc.

	By:	/s/ Gary W. Ferrera
Gary W. Ferrera
Executive Vice President, Chief Financial Officer and Treasurer

Date: September 19, 2014

Exhibit No.	Description

10.1	Incremental Amendment to the Credit Agreement dated September 19, 2014